Exhibit 99.1

Press Contact:	Investor Relations Contact:
Robyn Blum	Marilyn Mora
Cisco	Cisco
1 (408) 930-8548	1 (408) 527-7452
rojenkin@cisco.com	marilmor@cisco.com

CISCO REPORTS FIRST QUARTER EARNINGS

News Summary:

•	$13.6 billion in revenue, up 6% year over year; GAAP EPS $0.65, down 7% year over year, and Non-GAAP EPS $0.86, up 5% year over year

•	Continued progress on business model transformation:

•	Total annualized recurring revenue (ARR) at $23.2 billion, up 7% year over year and product ARR up 12% year over year

•	Total software revenue up 5% year over year and software subscription revenue up 11% year over year

•	Remaining performance obligations (RPO) at $30.9 billion, up 3% year over year and product RPO up 5% year over year

•	Q1 FY 2023 Results:

•	Revenue: $13.6 billion

•	Increase of 6% year over year

•	Earnings per Share: GAAP: $0.65; Non-GAAP: $0.86

•	GAAP EPS decreased (7)% year over year

•	Non-GAAP EPS increased 5% year over year

•	Q2 FY 2023 Guidance:

•	Revenue: 4.5% to 6.5% growth year over year

•	Earnings per Share: GAAP: $0.59 to $0.64; Non-GAAP: $0.84 to $0.86

•	FY 2023 Guidance:

•	Revenue: 4.5% to 6.5% growth year over year

•	Earnings per Share: GAAP: $2.63 to $2.76; Non-GAAP: $3.51 to $3.58

SAN JOSE, Calif. — November 16, 2022 — Cisco today reported first quarter results for the period ended October 29, 2022. Cisco reported first quarter revenue of $13.6 billion, net income on a generally accepted accounting principles (GAAP) basis of $2.7 billion or $0.65 per share, and non-GAAP net income of $3.5 billion or $0.86 per share.

“Our fiscal 2023 is off to a good start as we delivered the largest quarterly revenue and second highest quarterly non-GAAP earnings per share in our history,” said Chuck Robbins, chair and CEO of Cisco. “These results demonstrate the relevance of our strategy, our differentiated innovation, and our unique position to help our customers become more resilient.”

“We delivered strong results in Q1 and continued to make progress on our business transformation,” said Scott Herren, CFO of Cisco. “Our annualized recurring revenue increased to more than $23 billion, with product ARR growing 12%. This, together with our significant backlog, strong RPO, and easing supply situation, provides us with great visibility and predictability, and supports our increased full year guidance.”

GAAP Results

	Q1 FY 2023	Q1 FY 2022	Vs. Q1 FY 2022
Revenue	$13.6 billion	$12.9 billion	6%
Net Income	$2.7 billion	$3.0 billion	(10)%
Diluted Earnings per Share (EPS)	$0.65	$0.70	(7)%

Non-GAAP Results

	Q1 FY 2023	Q1 FY 2022	Vs. Q1 FY 2022
Net Income	$3.5 billion	$3.5 billion	2%
EPS	$0.86	$0.82	5%

Reconciliations between net income, EPS, and other measures on a GAAP and non-GAAP basis are provided in the tables located in the section entitled “Reconciliations of GAAP to non-GAAP Measures.”

Financial Summary

All comparative percentages are on a year-over-year basis unless otherwise noted.

Q1 FY 2023 Highlights

Revenue — Total revenue was up 6% at $13.6 billion, with product revenue up 8% and service revenue was flat. Revenue by geographic segment was: Americas up 5%, EMEA up 11%, and APJC was flat. Product revenue performance was led by growth in Secure, Agile Networks up 12%, End-to-End Security up 9%, and Optimized Application Experiences up 7%. Internet for the Future was down 5% and Collaboration was down 2%.

Gross Margin — On a GAAP basis, total gross margin, product gross margin, and service gross margin were 61.2%, 59.2%, and 67.3%, respectively, as compared with 62.4%, 61.5%, and 65.2%, respectively, in the first quarter of fiscal 2022.

On a non-GAAP basis, total gross margin, product gross margin, and service gross margin were 63.0%, 61.0%, and 68.8%, respectively, as compared with 64.5%, 63.8%, and 66.5%, respectively, in the first quarter of fiscal 2022.

Total gross margins by geographic segment were: 63.0% for the Americas, 63.3% for EMEA and 62.3% for APJC.

Operating Expenses — On a GAAP basis, operating expenses were $4.8 billion, up 4%, and were 35.3% of revenue. Non-GAAP operating expenses were $4.2 billion, up 5%, and were 31.1% of revenue.

Operating Income — GAAP operating income was $3.5 billion, up 3%, with GAAP operating margin of 26.0%. Non-GAAP operating income was $4.3 billion, up 1%, with non-GAAP operating margin at 31.8%.

Provision for Income Taxes — The GAAP tax provision rate was 23.2%. The non-GAAP tax provision rate was 19.0%.

Net Income and EPS — On a GAAP basis, net income was $2.7 billion, a decrease of 10%, and EPS was $0.65, a decrease of 7%. On a non-GAAP basis, net income was $3.5 billion, an increase of 2%, and EPS was $0.86, an increase of 5%.

Cash Flow from Operating Activities — $4.0 billion for the first quarter of fiscal 2023, an increase of 16% compared with $3.4 billion for the first quarter of fiscal 2022.

Balance Sheet and Other Financial Highlights

Cash and Cash Equivalents and Investments — $19.8 billion at the end of the first quarter of fiscal 2023, compared with $19.3 billion at the end of fiscal 2022.

Remaining Performance Obligations (RPO) — $30.9 billion, up 3% in total, with 53% of this amount to be recognized as revenue over the next 12 months. Product RPO were up 5% and service RPO were up 1%.

Deferred Revenue — $23.0 billion, up 4% in total, with deferred product revenue up 7%. Deferred service revenue was up 2%.

Capital Allocation — In the first quarter of fiscal 2023, we returned $2.1 billion to stockholders through share buybacks and dividends. We declared and paid a cash dividend of $0.38 per common share, or $1.6 billion, and repurchased approximately 12 million shares of common stock under our stock repurchase program at an average price of $43.76 per share for an aggregate purchase price of $0.5 billion. The remaining authorized amount for stock repurchases under the program is $14.7 billion with no termination date.

Guidance

Cisco expects to achieve the following results for the second quarter of fiscal 2023:

Q2 FY 2023
Revenue	4.5% - 6.5% growth Y/Y
Non-GAAP gross margin rate	63% - 64%
Non-GAAP operating margin rate	31.5% - 32.5%
Non-GAAP EPS	$0.84 - $0.86

Cisco estimates that GAAP EPS will be $0.59 to $0.64 for the second quarter of fiscal 2023.

Cisco expects to achieve the following results for fiscal 2023:

FY 2023
Revenue	4.5% - 6.5% growth Y/Y
Non-GAAP EPS	$3.51 - $3.58

Cisco estimates that GAAP EPS will be $2.63 to $2.76 for fiscal 2023.

Our Q2 FY 2023 guidance assumes an effective tax provision rate of 19% for GAAP and non-GAAP results. Our FY 2023 guidance assumes an effective tax provision rate of 20% for GAAP and 19% for non-GAAP results.

A reconciliation between the Guidance on a GAAP and non-GAAP basis is provided in the tables entitled “GAAP to non-GAAP Guidance” located in the section entitled “Reconciliations of GAAP to non-GAAP Measures.”

Editor’s Notes:

•

Q1 fiscal year 2023 conference call to discuss Cisco’s results along with its guidance will be held on Wednesday, November 16, 2022 at 1:30 p.m. Pacific Time. Conference call number is 1-888-848-6507 (United States) or 1-212-519-0847 (international).

•

Conference call replay will be available from 4:00 p.m. Pacific Time, November 16, 2022 to 4:00 p.m. Pacific Time, November 23, 2022 at 1-800-835-5808 (United States) or 1-203-369-3353 (international). The replay will also be available via webcast on the Cisco Investor Relations website at https://investor.cisco.com.

•

Additional information regarding Cisco’s financials, as well as a webcast of the conference call with visuals designed to guide participants through the call, will be available at 1:30 p.m. Pacific Time, November 16, 2022. Text of the conference call’s prepared remarks will be available within 24 hours of completion of the call. The webcast will include both the prepared remarks and the question-and-answer session. This information, along with the GAAP to non-GAAP reconciliation information, will be available on the Cisco Investor Relations website at https://investor.cisco.com.

CISCO SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended
	October 29, 2022	October 30, 2021
REVENUE:
Product	$10,245	$9,529
Service	3,387	3,371

Total revenue	13,632	12,900

COST OF SALES:
Product	4,179	3,673
Service	1,107	1,174

Total cost of sales	5,286	4,847

GROSS MARGIN	8,346	8,053
OPERATING EXPENSES:
Research and development	1,781	1,714
Sales and marketing	2,391	2,261
General and administrative	565	551
Amortization of purchased intangible assets	71	84
Restructuring and other charges	(2)	5

Total operating expenses	4,806	4,615

OPERATING INCOME	3,540	3,438
Interest income	169	121
Interest expense	(100)	(89)
Other income (loss), net	(134)	187

Interest and other income (loss), net	(65)	219

INCOME BEFORE PROVISION FOR INCOME TAXES	3,475	3,657
Provision for income taxes	805	677

NET INCOME	$2,670	$2,980

Net income per share:
Basic	$0.65	$0.71

Diluted	$0.65	$0.70

Shares used in per-share calculation:
Basic	4,108	4,218

Diluted	4,116	4,243

CISCO SYSTEMS, INC.

REVENUE BY SEGMENT

(In millions, except percentages)

	Three Months Ended October 29, 2022
	Amount	Y/Y%
Revenue:
Americas	$7,914	5%
EMEA	3,675	11%
APJC	2,043	—%

Total	$13,632	6%

Amounts may not sum and percentages may not recalculate due to rounding.

CISCO SYSTEMS, INC.

GROSS MARGIN PERCENTAGE BY SEGMENT

(In percentages)

Three Months Ended October 29, 2022
Gross Margin Percentage:
Americas	63.0%
EMEA	63.3%
APJC	62.3%

CISCO SYSTEMS, INC.

REVENUE FOR GROUPS OF SIMILAR PRODUCTS AND SERVICES

(In millions, except percentages)

	Three Months Ended October 29, 2022
	Amount	Y/Y%
Revenue:
Secure, Agile Networks	$6,684	12%
Internet for the Future	1,310	(5)%
Collaboration	1,086	(2)%
End-to-End Security	971	9%
Optimized Application Experiences	193	7%
Other Products	2	(47)%

Total Product	10,245	8%
Services	3,387	—%

Total	$13,632	6%

Amounts may not sum and percentages may not recalculate due to rounding.

CISCO SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	October 29, 2022	July 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$7,292	$7,079
Investments	12,492	12,188
Accounts receivable, net of allowance of $88 at October 29, 2022 and $83 at July 30, 2022	5,439	6,622
Inventories	2,664	2,568
Financing receivables, net	3,683	3,905
Other current assets	4,571	4,355

Total current assets	36,141	36,717
Property and equipment, net	1,972	1,997
Financing receivables, net	3,618	4,009
Goodwill	38,160	38,304
Purchased intangible assets, net	2,360	2,569
Deferred tax assets	4,891	4,449
Other assets	5,912	5,957

TOTAL ASSETS	$93,054	$94,002

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$1,249	$1,099
Accounts payable	2,316	2,281
Income taxes payable	890	961
Accrued compensation	2,907	3,316
Deferred revenue	12,578	12,784
Other current liabilities	4,956	5,199

Total current liabilities	24,896	25,640
Long-term debt	7,629	8,416
Income taxes payable	7,835	7,725
Deferred revenue	10,441	10,480
Other long-term liabilities	1,981	1,968

Total liabilities	52,782	54,229

Total equity	40,272	39,773

TOTAL LIABILITIES AND EQUITY	$93,054	$94,002

CISCO SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three Months Ended
	October 29, 2022	October 30, 2021
Cash flows from operating activities:
Net income	$2,670	$2,980
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	415	533
Share-based compensation expense	496	453
Provision (benefit) for receivables	7	1
Deferred income taxes	(366)	(98)
(Gains) losses on divestitures, investments and other, net	131	(211)
Change in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	1,119	427
Inventories	(108)	(275)
Financing receivables	556	672
Other assets	(316)	(170)
Accounts payable	42	(93)
Income taxes, net	20	17
Accrued compensation	(384)	(585)
Deferred revenue	(78)	(95)
Other liabilities	(242)	(129)

Net cash provided by operating activities	3,962	3,427

Cash flows from investing activities:
Purchases of investments	(1,943)	(2,951)
Proceeds from sales of investments	407	580
Proceeds from maturities of investments	971	1,856
Acquisitions, net of cash and cash equivalents acquired and divestitures	—	(336)
Purchases of investments in privately held companies	(48)	(101)
Return of investments in privately held companies	10	53
Acquisition of property and equipment	(176)	(122)
Proceeds from sales of property and equipment	—	1
Other	(20)	—

Net cash used in investing activities	(799)	(1,020)

Cash flows from financing activities:
Repurchases of common stock - repurchase program	(556)	(273)
Shares repurchased for tax withholdings on vesting of restricted stock units	(108)	(133)
Short-term borrowings, original maturities of 90 days or less, net	(602)	—
Repayments of debt	—	(2,000)
Dividends paid	(1,560)	(1,561)
Other	(29)	(3)

Net cash used in financing activities	(2,855)	(3,970)

Effect of foreign currency exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	(95)	—

Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	213	(1,563)
Cash, cash equivalents, restricted cash and restricted cash equivalents, beginning of period	8,579	9,942

Cash, cash equivalents, restricted cash and restricted cash equivalents, end of period	$8,792	$8,379

Supplemental cash flow information:
Cash paid for interest	$114	$124
Cash paid for income taxes, net	$1,150	$758

CISCO SYSTEMS, INC.

REMAINING PERFORMANCE OBLIGATIONS

(In millions, except percentages)

	October 29, 2022		July 30, 2022		October 30, 2021
	Amount	Y/Y%	Amount	Y/Y%	Amount	Y/Y%
Product	$14,013	5%	$14,090	6%	$13,384	18%
Service	16,897	1%	17,449	(1)%	16,751	4%

Total	$30,910	3%	$31,539	2%	$30,135	10%

We expect 53% of total RPO at October 29, 2022 will be recognized as revenue over the next 12 months.

CISCO SYSTEMS, INC.

DEFERRED REVENUE

(In millions)

	October 29, 2022	July 30, 2022	October 30, 2021
Deferred revenue:
Product	$10,404	$10,427	$9,681
Service	12,615	12,837	12,391

Total	$23,019	$23,264	$22,072

Reported as:
Current	$12,578	$12,784	$12,017
Noncurrent	10,441	10,480	10,055

Total	$23,019	$23,264	$22,072

CISCO SYSTEMS, INC.

DIVIDENDS PAID AND REPURCHASES OF COMMON STOCK

(In millions, except per-share amounts)

	DIVIDENDS		STOCK REPURCHASE PROGRAM			TOTAL
Quarter Ended	Per Share	Amount	Shares	Weighted- Average Price per Share	Amount	Amount
Fiscal 2023
October 29, 2022	$0.38	$1,560	12	$43.76	$502	$2,062
Fiscal 2022
July 30, 2022	$0.38	$1,567	54	$44.02	$2,402	$3,969
April 30, 2022	$0.38	$1,555	5	$54.20	$252	$1,807
January 29, 2022	$0.37	$1,541	82	$58.36	$4,824	$6,365
October 30, 2021	$0.37	$1,561	5	$56.49	$256	$1,817

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

GAAP TO NON-GAAP NET INCOME

(In millions)

	Three Months Ended
	October 29, 2022	October 30, 2021
GAAP net income	$2,670	$2,980
Adjustments to cost of sales:
Share-based compensation expense	81	69
Amortization of acquisition-related intangible assets	153	198
Acquisition-related/divestiture costs	2	1

Total adjustments to GAAP cost of sales	236	268

Adjustments to operating expenses:
Share-based compensation expense	415	383
Amortization of acquisition-related intangible assets	71	84
Acquisition-related/divestiture costs	75	112
Russia-Ukraine war costs	3	—
Significant asset impairments and restructurings	(2)	5

Total adjustments to GAAP operating expenses	562	584

Adjustments to interest and other income (loss), net:
(Gains) and losses on equity investments	109	(219)

Total adjustments to GAAP interest and other income (loss), net	109	(219)

Total adjustments to GAAP income before provision for income taxes	907	633

Income tax effect of non-GAAP adjustments	(192)	(138)
Significant tax matters	164	—

Total adjustments to GAAP provision for income taxes	(28)	(138)

Non-GAAP net income	$3,549	$3,475

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

GAAP TO NON-GAAP EPS

	Three Months Ended
	October 29, 2022	October 30, 2021
GAAP EPS	$0.65	$0.70
Adjustments to GAAP:
Share-based compensation expense	0.12	0.11
Amortization of acquisition-related intangible assets	0.05	0.07
Acquisition-related/divestiture costs	0.02	0.03
(Gains) and losses on equity investments	0.03	(0.05)
Income tax effect of non-GAAP adjustments	(0.05)	(0.03)
Significant tax matters	0.04	—

Non-GAAP EPS	$0.86	$0.82

Amounts may not sum due to rounding.

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

GROSS MARGINS, OPERATING EXPENSES, OPERATING MARGINS, INTEREST AND OTHER INCOME (LOSS), NET,

AND NET INCOME

(In millions, except percentages)

	Three Months Ended
	October 29, 2022
	Product Gross Margin	Service Gross Margin	Total Gross Margin	Operating Expenses	Y/Y	Operating Income	Y/Y	Interest and other income (loss), net	Net Income	Y/Y
GAAP amount	$6,066	$2,280	$8,346	$4,806	4%	$3,540	3%	$(65)	$2,670	(10)%
% of revenue	59.2%	67.3%	61.2%	35.3%		26.0%		(0.5)%	19.6%
Adjustments to GAAP amounts:
Share-based compensation expense	31	50	81	415		496		—	496
Amortization of acquisition-related intangible assets	153	—	153	71		224		—	224
Acquisition/divestiture-related costs	2	—	2	75		77		—	77
Significant asset impairments and restructurings	—	—	—	(2)		(2)		—	(2)
Russia-Ukraine war costs	—	—	—	3		3		—	3
(Gains) and losses on equity investments	—	—	—	—		—		109	109
Income tax effect/significant tax matters	—	—	—	—		—		—	(28)

Non-GAAP amount	$6,252	$2,330	$8,582	$4,244	5%	$4,338	1%	$44	$3,549	2%

% of revenue	61.0%	68.8%	63.0%	31.1%		31.8%		0.3%	26.0%

	Three Months Ended
	October 30, 2021
	Product Gross Margin	Service Gross Margin	Total Gross Margin	Operating Expenses	Operating Income	Interest and other income (loss), net	Net Income
GAAP amount	$5,856	$2,197	$8,053	$4,615	$3,438	$219	$2,980
% of revenue	61.5%	65.2%	62.4%	35.8%	26.7%	1.7%	23.1%
Adjustments to GAAP amounts:
Share-based compensation expense	25	44	69	383	452	—	452
Amortization of acquisition-related intangible assets	198	—	198	84	282	—	282
Acquisition/divestiture-related costs	1	—	1	112	113	—	113
Significant asset impairments and restructurings	—	—	—	5	5	—	5
(Gains) and losses on equity investments	—	—	—	—	—	(219)	(219)
Income tax effect/significant tax matters	—	—	—	—	—	—	(138)

Non-GAAP amount	$6,080	$2,241	$8,321	$4,031	$4,290	$—	$3,475

% of revenue	63.8%	66.5%	64.5%	31.2%	33.3%	—%	26.9%

Amounts may not sum and percentages may not recalculate due to rounding.

CISCO SYSTEMS, INC.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

EFFECTIVE TAX RATE

(In percentages)

	Three Months Ended
	October 29, 2022	October 30, 2021
GAAP effective tax rate	23.2%	18.5%
Total adjustments to GAAP provision for income taxes	(4.2)%	0.5%

Non-GAAP effective tax rate	19.0%	19.0%

GAAP TO NON-GAAP GUIDANCE

Q2 FY 2023	Gross Margin Rate	Operating Margin Rate	Earnings per Share (2)
GAAP	61% - 62%	22.5% - 23.5%	$0.59 - $0.64
Estimated adjustments for:
Share-based compensation expense	1.0%	4.5%	$0.12 - $0.13
Amortization of acquisition-related intangible assets and acquisition/divestiture-related costs	1.0%	2.0%	$0.05 - $0.06
Significant asset impairments and restructurings (1)	—	2.5%	$0.05 - $0.06

Non-GAAP	63% - 64%	31.5% -32.5%	$0.84 - $0.86

FY 2023	Earnings per Share (2)
GAAP	$2.63 - $2.76
Estimated adjustments for:
Share-based compensation expense	$0.46 - $0.48
Amortization of acquisition-related intangible assets and acquisition/divestiture-related costs	$0.21 - $0.23
Significant asset impairments and restructurings (1)	$0.09 - $0.11
(Gains) and losses on equity investments	$0.02
Significant tax matters	$0.04

Non-GAAP	$3.51 - $3.58

(1)

On November 16, 2022, Cisco announced a restructuring plan in order to rebalance the organization and enable further investment in key priority areas. This rebalancing will include talent movement options and restructuring. Additionally, Cisco will optimize its real estate portfolio, aligned to the broader hybrid work strategy. Cisco will take action under this plan beginning in the second quarter of fiscal 2023. Cisco currently estimates that it will recognize pre-tax charges to its GAAP financial results of approximately $600 million consisting of severance and other one-time termination benefits, real estate-related charges, and other costs. These charges are primarily cash-based. Cisco expects to recognize approximately $300 million of these charges in the second quarter of fiscal 2023, approximately $200 million of these charges during the second half of fiscal 2023, and the remaining amount of these charges primarily through the first quarter of fiscal 2024.

(2)	Estimated adjustments to GAAP earnings per share are shown after income tax effects.

Except as noted above, this guidance does not include the effects of any future acquisitions/divestitures, asset impairments, Russia-Ukraine war costs, restructurings, (gains) and losses on equity investments and significant tax matters or other events, which may or may not be significant unless specifically stated.

Forward Looking Statements, Non-GAAP Information and Additional Information

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (such as the relevance of our strategy, our differentiated innovation, our ability to help our customers become more resilient, our continued progress on our business model transformation, and the visibility and predictability provided by backlog, RPO, easing of the supply situation and the growth of annualized recurring revenue) and the future financial performance of Cisco (including the guidance for Q2 FY 2023 and full year FY 2023) that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: the impact of the COVID-19 pandemic and related public health measures; business and economic conditions and growth trends in the networking industry, our customer markets and various geographic regions; global economic conditions and uncertainties in the geopolitical environment; overall information technology spending; the growth and evolution of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market and other customer markets; the return on our investments in certain priorities, key growth areas, and in certain geographical locations, as well as maintaining leadership in Secure, Agile Networks and services; the timing of orders and manufacturing and customer lead times; significant supply constraints; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; our ability to achieve expected benefits of our partnerships; increased competition in our product and service markets, including the data center market; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks; product defects and returns; litigation involving patents, other intellectual property, antitrust, stockholder and other matters, and governmental investigations; our ability to achieve the benefits of restructurings and possible changes in the size and timing of related charges; cyber-attacks, data breaches or malware; vulnerabilities and critical security defects; terrorism; natural catastrophic events (including as a result of global climate change); any other pandemic or epidemic; our ability to achieve the benefits anticipated from our investments in sales, engineering, service, marketing and manufacturing activities; our ability to recruit and retain key personnel; our ability to manage financial risk, and to manage expenses during economic downturns; risks related to the global nature of our operations, including our operations in emerging markets; currency fluctuations and other international factors; changes in provision for income taxes, including changes in tax laws and regulations or adverse outcomes resulting from examinations of our income tax returns; potential volatility in operating results; and other factors listed in Cisco’s most recent report on Form 10-K filed on September 8, 2022. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent report on Form 10-K as it may be amended from time to time. Cisco’s results of operations for the three months ended October 29, 2022 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

This release includes non-GAAP net income, non-GAAP gross margins, non-GAAP operating expenses, non-GAAP operating income and margin, non-GAAP effective tax rates, non-GAAP interest and other income (loss), net, and non-GAAP net income per share data for the periods presented. It also includes future estimated ranges for gross margin, operating margin, tax provision rate and EPS on a non-GAAP basis.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cisco believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cisco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cisco’s results of operations in conjunction with the corresponding GAAP measures.

Cisco believes that the presentation of non-GAAP measures when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and its historical and projected results of operations.

For its internal budgeting process, Cisco’s management uses financial statements that do not include, when applicable, share-based compensation expense, amortization of acquisition-related intangible assets, acquisition-related/divestiture costs, significant asset impairments and restructurings, significant litigation settlements and other contingencies, Russia-Ukraine war costs, gains and losses on equity investments, the income tax effects of the foregoing and significant tax matters. Cisco’s management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Cisco. In prior periods, Cisco has excluded other items that it no longer excludes for purposes of its non-GAAP financial measures. From time to time in the future there may be other items that Cisco may exclude for purposes of its internal budgeting process and in reviewing its financial results. For additional information on the items excluded by Cisco from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.

Annualized recurring revenue represents the annualized revenue run-rate of active subscriptions, term licenses, and maintenance contracts at the end of a reporting period, net of rebates to customers and partners as well as certain other revenue adjustments. Includes both revenue recognized ratably as well as upfront on an annualized basis.

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